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EXHIBIT 23.2

Apex Silver Mines Limited
Annual Report on Form 10-K
for the
Year Ended December 31, 2003

CONSENT OF MINE RESERVES ASSOCIATES, INC.

        We hereby consent to the incorporation by reference of any reserves and other analyses performed by us in our capacity as an independent consultant to Apex Silver Mines Limited (the "Company"), which are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and in the Company's Registration Statements on Form S-8 (No. 333-53185) and Form S-8 (No. 333-88562), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

MINE RESERVES ASSOCIATES, INC.
/s/ DONALD C. ELKIN
Name:	Donald C. Elkin
Title:	President

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CONSENT OF MINE RESERVES ASSOCIATES, INC.